Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (a) dated March 23, 2011, with respect to the combined financial statements of SunCoke at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and (b) dated March 23, 2011, with respect to the balance sheet of the SunCoke Energy, Inc. as of March 16, 2011, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-173022) and related Prospectus of SunCoke Energy, Inc. dated May 10, 2011.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 10, 2011